Exhibit 99.1

OneSpaWorld Reports Record Third Quarter Fiscal 2025 Results

Total Revenues of $258.5 Million, Net Income of $24.3 Million and Adjusted EBITDA of $35.0 Million

Increases Fiscal 2025 Annual Total Revenues and Adjusted EBITDA Guidance at Mid-Point of Ranges

Board Declares Increased Quarterly Dividend of $0.05 Per Share

Nassau, Bahamas, October 29, 2025 - OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its fiscal 2025 third quarter and nine months ended September 30, 2025.

Leonard Fluxman, Executive Chairman and Chief Executive Officer, commented: “We delivered a record third quarter at the high end of our guidance, marking our 18th consecutive quarterly period of year-over-year growth in Total Revenues and Adjusted EBITDA. Our ongoing positive performance demonstrates the power of our complex global operating platform and our team's unwavering commitment to deliver exceptional experiences for our guests and outstanding performance for our cruise line and destination resort partners. Our execution of our asset-light business model continues to generate strong free cash flow, enabling us to create significant value for shareholders through an increasing quarterly dividend, share repurchases, accelerated debt paydown, and strategic investments across our operations."

"We launched wellness centers on four new ship builds during the quarter and realized improvements across all key operating metrics through continuous innovation and service excellence highlighted by noteworthy increases in cruise line health and wellness center guest count, average service frequency per guest, and average guest spend. We enter our fourth quarter with positive momentum and remain on track to launch health and wellness centers on two additional new ship builds before year-end. And we are well positioned to generate consistently increasing after-tax free cash flow and continue our strong performance trajectory for the near and long term,” Mr. Fluxman concluded.

Stephen Lazarus, President, Chief Financial Officer and Chief Operating Officer, added: “During the quarter, we continued innovating our offering of guest services and products and investing in cutting-edge technology across our operations to further strengthen our industry leading competitive positioning and cruise line and destination resort partnerships. Of particular note, we continue to accelerate integration of AI technologies to drive operational efficiencies and revenue, cash flow and earnings growth."

Mr. Lazarus noted further, "Employing our balanced capital allocation strategy, fueled by our strong cash flow generation and positive outlook, we returned capital to our shareholders of $4.1 million through payment of our quarterly dividend and $17.6 million from the repurchase of 816,028 common shares during the quarter, while repaying $11.3 million of our Term Loan Facility. We ended the quarter in a strong financial position with $30.8 million in cash and $80.8 million of total liquidity to fuel continued long-term growth. Based on our continuing strong performance and positive outlook, we returned an additional $15 million to shareholders from the repurchase of 721,663 common shares thus far in our fourth quarter and our Board approved a 25% increase in our quarterly dividend payment to $0.05 per share.”

Mr. Lazarus concluded, “With our strong third quarter performance continuing in the fourth quarter and our positive outlook, we now expect fiscal 2025 annual Total revenues to increase 8% and Adjusted EBITDA to increase 10% at the mid-point of the guidance ranges from actual fiscal 2024 annual results.”

Third Quarter 2025 Highlights:

Total revenues, Income from operations and Adjusted EBITDA represented all-time records and Net income was a third quarter record.

•	Total revenues increased 7% to $258.5 million compared to $241.7 million in the third quarter of 2024.
•	Income from operations increased 5% to $26.3 million compared to $25.0 million in the third quarter of 2024.
•	Net income increased 13% to $24.3 million compared to $21.6 million in the third quarter of 2024.
•	Adjusted EBITDA increased 6% to $35.0 million compared to $33.0 million in the third quarter of 2024.

Operating Network Update:

•

Cruise Ship Count: The Company ended the third quarter with health and wellness centers on 204 ships with an average ship count of 199 for the quarter, compared with 196 ships and an average ship count of 195 ships for the third quarter of 2024.

•

Destination Resort Count: The Company ended the third quarter with 49 destination resort health and wellness centers with an average destination resort count of 50 for the quarter, compared with 52 destination resort health and wellness centers and an average destination resort count of 52 for the third quarter of 2024.

•	Staff Count: The Company ended the third quarter with 4,466 cruise ship personnel on vessels, compared with 4,204 cruise ship personnel on vessels at the end of the third quarter of 2024.

Liquidity Update:

•	Cash at September 30, 2025 totaled $30.8 million. Liquidity, including the Company’s fully undrawn $50 million credit facility, totaled $80.8 million at September 30, 2025.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the terms for which definition and reconciliation are presented below.

Third Quarter Ended September 30, 2025 Compared to September 30, 2024

•
Total revenues increased 7% to $258.5 million compared to $241.7 million in the third quarter of 2024, driven by a 4% increase in average guest spend, fleet expansion due to 2025 vessel newbuilds, and a 1% increase in revenue days, contributing $7.8 million, $6.8 million and $3.2 million, respectively, to the increase in Total revenues. Contributing to the increased volume and spend was $2.7 million in increased pre-booked revenues at health and wellness centers included in our ship count as of September 30, 2025. Growth in our maritime Total revenues was offset by a $1.0 million decrease in our destination resorts Total revenues, partially due to the closure of hotels where we had previously operated.
•
Cost of services increased $12.5 million, attributable to the $13.6 million increase in Service revenues compared to the third quarter of 2024.
•
Cost of products increased $2.7 million, attributable to the $3.2 million increase in Product revenues compared to the third quarter of 2024.
•
Salaries, benefits and payroll taxes were $8.4 million, compared to $8.6 million in the third quarter of 2024.
•
Net income was $24.3 million, or Net income per diluted share of $0.23, as compared to Net income of $21.6 million, or Net income per diluted share of $0.20, for the third quarter of 2024. The increase was attributable primarily to a $1.3 million increase in Income from operations and a benefit from a $1.1 million decrease in Interest expense, net. The $1.1 million decrease in Interest expense, net, was attributable primarily to lower debt balances and lower effective interest rates.
•
Adjusted net income was $30.4 million, or Adjusted net income per diluted share of $0.29, as compared to Adjusted net income of $27.3 million, or Adjusted net income per diluted share of $0.26, in the third quarter of 2024.
•
Adjusted EBITDA was $35.0 million compared to Adjusted EBITDA of $33.0 million in the third quarter of 2024.

Year-to-date September 30, 2025 Compared to September 30, 2024

•
Total revenues increased 6% to $718.9 million compared to $677.8 million for the nine months ended September 30, 2024, driven by a 4% increase in average guest spend, fleet expansion due to 2025 vessel newbuilds, and a 1% increase in revenue days contributing $22.5 million, $10.6 million and $11.4 million, respectively, of the increase in Total revenues for the period. Contributing to the increased volume and spend was $7.7 million in increased pre-booked revenues at health and wellness centers included in our ship count as of September 30, 2025. Growth in our Maritime Total revenues was offset by a $3.5 million decrease in our destination resorts Total revenues, partially due to the closure of hotels where we had previously operated.
•
Cost of services increased $27.1 million, attributable to the $32.5 million increase in Service revenues compared to the nine months ended September 30, 2024.
•
Cost of products increased $7.3 million, attributable to the $8.6 million increase in Product revenues compared to the nine months ended September 30, 2024.
•
Salaries, benefits and payroll taxes were $28.2 million, compared to $26.3 million in the nine months ended September 30, 2024. The increase was attributable primarily to expenses associated with the termination of employment of the Company’s former Chief Commercial Officer in the first quarter of 2025, including $1.1 million of severance expense and $1.4 million of expense related to vesting treatment with respect to restricted stock units and performance stock units.
•
Net income was $59.6 million, or Net income per diluted share of $0.57, as compared to Net income of $58.5 million or Net income per diluted share of $0.56 in the nine months ended September 30, 2024. The increase was primarily attributable to a $4.4 million improvement in income from operations and a $3.8 million decrease in interest expense. These favorable impacts were partially offset by the non-recurrence of a $7.7 million gain recognized in the prior-year period related to the change in the fair value of warrant liabilities. The change in fair value of warrant liabilities was the result of the remeasurement to fair value of the warrants exercised during the nine months ended September 30, 2024, reflecting changes in market prices of our common shares and other observable inputs deriving the value of these financial instruments. The $3.8 million decrease in Interest expense, net, was attributable primarily to lower debt balances and lower effective interest rates.

•
Adjusted net income was $78.8 million, or Adjusted net income per diluted share of $0.76, compared to Adjusted net income of $68.2 million, or Adjusted net income per diluted share of $0.65, in the nine months ended September 30, 2024.
•
Adjusted EBITDA was $92.0 million compared to Adjusted EBITDA of $85.4 million in the nine months ended September 30, 2024.

Balance Sheet and Cash Flow Highlights

•
Cash at September 30, 2025 was $30.8 million, after giving effect to repayment of $11.3 million in debt, repurchasing $17.6 million of shares and paying a $4.1 million dividend in the third quarter.
•
Total debt, net of deferred financing costs, was $85.2 million at September 30, 2025, after giving effect to repayment of $11.3 million in debt during the third quarter.

Q4 2025 and Fiscal Year 2025 Guidance

	Three Months Ended December 31, 2025	Year Ended December 31, 2025
Total Revenues	$241-246 million	$960-965 million
Adjusted EBITDA	$30-32 million	$122-124 million

Dividend Announcement

The Company announced today that the Board of Directors approved a quarterly dividend payment of $0.05 per common share payable on December 3, 2025 to shareholders of record as of the close of business on November 19, 2025.

Share Repurchase Program

During the third quarter of fiscal 2025, the Company repurchased 816,028 shares of its outstanding common shares, returning $17.6 million to its shareholders. Subsequent to quarter-end, the Company repurchased an additional 721,663 outstanding common shares, returning another $15.0 million to shareholders. As of October 29, 2025, the Company had $42.4 million remaining on its $75 million share repurchase program adopted in April 2025.

Conference Call Details

A conference call to discuss the third quarter 2025 financial results is scheduled for Wednesday, October 29, 2025, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10203805 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10203805. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, October 29, 2025 until 11:59 p.m. Eastern Time on Wednesday, November 5, 2025. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products, currently onboard 205 cruise ships and at 48 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise industry segment of the international leisure market, which it has earned over six decades upon its exceptional service; expansive global recruitment, training and logistics platforms; irreplicable operating infrastructure; powerful team; and product innovation, delivering tens of millions of extraordinary guest experiences and outstanding service to its cruise line and destination resort partners.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of outbreaks of illnesses on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer, and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
			$	%			$	%
	2025	2024	Inc/(Dec)	Inc/(Dec)	2025	2024	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$208,042	$194,407	$13,635	7%	$579,919	$547,462	$32,457	6%
Product revenues	50,476	47,289	3,187	7%	138,955	130,351	8,604	7%
Total revenues	258,518	241,696	16,822	7%	718,874	677,813	41,061	6%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	172,077	159,598	12,479	8%	481,481	454,424	27,057	6%
Cost of products	42,858	40,147	2,711	7%	118,139	110,815	7,324	7%
Administrative	4,568	4,238	330	8%	13,191	13,035	156	1%
Salaries, benefits and payroll taxes	8,402	8,556	(154)	(2)%	28,218	26,279	1,939	7%
Amortization of intangible assets	4,131	4,144	(13)	(0)%	12,399	12,431	(32)	(0)%
Long-lived assets impairment	180	—	180	100%	180	—	180	100%
Total cost of revenues and operating expenses	232,216	216,683	15,533	7%	653,608	616,984	36,624	6%
Income from operations	26,302	25,013	1,289	5%	65,266	60,829	4,437	7%
OTHER (EXPENSE) INCOME:
Interest expense, net	(1,379)	(2,496)	1,117	45%	(3,921)	(7,672)	3,751	49%
Change in fair value of warrant liabilities	—	—	—	—	—	7,677	(7,677)	(100)%
Total other expense	(1,379)	(2,496)	1,117	45%	(3,921)	5	(3,926)	(78520)%
Income before income tax expense	24,923	22,517	2,406	11%	61,345	60,834	511	1%
INCOME TAX EXPENSE	578	966	(388)	(40)%	1,789	2,358	(569)	(24)%
Net income	$24,345	$21,551	$2,794	13%	$59,556	$58,476	$1,080	2%
Net income per share:
Basic	$0.24	$0.21			$0.57	$0.56
Diluted	$0.23	$0.20			$0.57	$0.56
Weighted average shares outstanding:
Basic	103,156	104,884			103,651	103,824
Diluted	103,618	105,587			104,100	104,762

	Forecasted
	Q4 2025	FY 2025
Period End Ship Count (1)	206	206
Average Ship Count (2)	198	196
Period End Resort Count	48	48
Average Resort Count (4)	48	49

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Selected Statistics
Period End Ship Count	204	196	204	196
Average Ship Count (2)	199	195	195	190
Average Weekly Revenue Per Ship	$95,675	$91,019	$91,014	$86,978
Average Revenue Per Shipboard Staff Per Day	$622	$602	$598	$579
Revenue days (3)	18,338	17,908	53,165	52,058
Period End Resort Count	49	52	49	52
Average Resort Count (4)	50	52	50	52
Average Weekly Revenue Per Resort	$10,794	$11,860	$12,998	$14,210
Capital Expenditures (in thousands)	$5,598	$1,111	$10,024	$3,433

(1) Forecasted Period End Ship Count reflects a shift in delivery of one vessel to 2026.

(2) Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(3) Revenue Days reflects a day on which the health and wellness centers are open onboard a revenue generating cruise with passengers.

(4) Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA.

We define Adjusted net income as Net income, adjusted for items, including Change in fair value of warrant liabilities; increase in Depreciation and amortization resulting from the Business Combination; Long-lived assets impairment; and Stock-based compensation. Adjusted net income per diluted share is defined as Adjusted net income divided by Diluted weighted average shares outstanding during the period, as if such shares had been outstanding during the entire three and nine month periods ended September 30, 2025 and 2024.

We define Adjusted EBITDA as Net income adjusted for items, including Income tax expense; Interest expense, net; Change in fair value of warrant liabilities; Depreciation and amortization; and Stock-based compensation as set forth below.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income to Adjusted net income for the third quarters and year-to-date periods ended September 30, 2025 and 2024 and Adjusted net income per diluted share for the third quarters and year-to-date periods ended September 30, 2025 and 2024 (amounts in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income	$24,345	$21,551	$59,556	$58,476
Change in fair value of warrant liabilities	—	—	—	(7,677)
Depreciation and amortization (a)	3,761	3,761	11,283	11,283
Long-lived assets impairment	180	—	180	—
Stock-based compensation	2,079	1,974	7,751	6,163
Adjusted net income	$30,365	$27,286	$78,770	$68,245
Adjusted net income per diluted share	$0.29	$0.26	$0.76	$0.65
Diluted weighted average shares outstanding	103,618	105,587	104,100	104,762

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net income to Adjusted EBITDA for the third quarters and year-to-date periods ended September 30, 2025 and 2024 (amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income	$24,345	$21,551	$59,556	$58,476
Income tax expense	578	966	1,789	2,358
Interest expense	1,379	2,496	3,921	7,672
Change in fair value of warrant liabilities	—	—	—	(7,677)
Depreciation and amortization	6,410	6,011	18,840	18,090
Long-lived assets impairment	180	—	180	—
Stock-based compensation	2,079	1,974	7,751	6,163
Business combination costs (b)	—	—	—	293
Adjusted EBITDA	$34,971	$32,998	$92,037	$85,375

(b) Business combination costs refers to legal and advisory fees incurred by OneSpaWorld in connection with the secondary offering and warrant conversion.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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